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                                                                   Exhibit 10.24


                          AMENDMENT OF LEASE AGREEMENT

         THIS AMENDMENT OF LEASE AGREEMENT (this "Agreement"), is made and entered into as of December 28, 2001 by and between ALZA CORPORATION, a Delaware corporation ("Landlord"), and VENTRO CORPORATION, a Delaware corporation ("Tenant").

                                    RECITALS

         A. Landlord and Tenant are the current parties to that certain Office Lease dated August 13, 1999 (as amended hereby, the "Joaquin Lease") pursuant to which Tenant leases from Landlord approximately 26,445 RSF on the second floor of the building located at 1010 Joaquin Road, Mountain View, California (the "Joaquin Premises"). Capitalized terms used in this Agreement and not defined herein shall have the meanings given them in the Joaquin Lease.

         B. In accordance with Article 4 of the Joaquin Lease, Tenant has delivered to Landlord Letter of Credit No. NZS330632 issued by Wells Fargo Bank, N.A., for the benefit of Landlord, as beneficiary, in the amount of Six Hundred Twenty-Five Thousand Dollars ($625,000) to secure the full, faithful and timely performance of each and every obligation of Tenant under the Joaquin Lease (the "Joaquin Letter of Credit").

         C. Landlord acknowledges and agrees that Tenant has paid all Monthly Base Rent, Additional Rent and all other charges now accrued under the Joaquin Lease through the period ending on December 31, 2001.

         D. Except for the Joaquin Letter of Credit, Landlord does not hold any cash Security Deposit under the Joaquin Lease.

         E. Tenant has requested that Landlord amend the Joaquin Lease to reduce the RSF and rent per square foot of the Joaquin Premises from 26,445 RSF to approximately 17,000 RSF, and Landlord is willing to agree to so reduce the RSF and rent per square foot of the Joaquin Premises, all on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant covenant and agree as follows:

                  1. Incorporation of Recitals. Recitals A through E, inclusive, set forth above are incorporated in full into this Agreement by this reference.

                  2. Amendment of Joaquin Lease. Effective as of January 1, 2002, Landlord and Tenant hereby agree to amend and modify the Joaquin Lease as follows:

                  2.1 Premises. The first sentence of the description of the Premises set forth in Item 6 of the Basic Lease Provisions of the Joaquin Lease is hereby deleted in its entirety and the following sentences are inserted in its place:
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         "A portion of the second floor of the two-story freestanding building located at 1010 Joaquin Road, Mountain View, California, containing approximately 17,000 rentable square feet (RSF), together with the parking areas, driveways, landscaping, common areas and other appurtenances constructed or located on or serving the 1010 Joaquin Road building. A depiction of the revised premises is attached to this Agreement as Exhibit A and incorporated herein by this reference (the "Revised Joaquin Premises"). Tenant shall continue to have access to all of the parking areas, driveways, landscaping, common areas and other appurtenances constructed or located on or serving the 1010 Joaquin Road building, including, without limitation, the conference rooms, bathrooms and break areas on the second floor of the 1010 Joaquin Road building and the first floor lobby (but not any other first floor facilities or first floor common areas); and provided that in accordance with Section 8.4 of the Joaquin Lease, Tenant shall have the right to park up to (but not exceeding) sixty-eight (68) cars on a non-exclusive basis in the unreserved parking spaces presently servicing the Joaquin Premises. Tenant shall vacate and surrender the balance of the original Joaquin Premises not included within the Revised Joaquin Premises to Landlord in the condition required by
         Article 45 of the Joaquin Lease on or before December 31, 2001; provided that upon reasonable prior oral or written notice to Landlord, Tenant may have access to such vacated Premises through February 28, 2002 to remove its wiring and cabling and any other personal property of Tenant therefrom. Landlord, at Landlord's sole cost and expense, shall construct a demising wall ("Demising Wall") separating the Revised Joaquin Premises from the balance of the original Joaquin Premises. Landlord shall exercise commercially reasonable efforts to complete the Demising Wall by January 31, 2002. Tenant acknowledges and agrees that (i) Landlord may vary the location of the Demising Wall from that set forth on Exhibit A if required to do so to comply with applicable building and fire code regulations and/or to best utilize the existing HVAC system and other building systems as long as the size, location and accessibility of the Revised Joaquin Premises is not materially adversely affected thereby and (ii) construction of the Demising Wall will cause certain noise, vibration, dust and disruption to Tenant's business within the Revised Joaquin Premises and Tenant waives any claims for damages arising from interference with Tenant's business operations, constructive eviction, breach of the covenant of quiet enjoyment and like matters arising from Landlord's construction of the Demising Wall, provided that Landlord shall use commercially reasonable efforts to minimize such noise, vibrations, dust and disruption. Landlord acknowledges and agrees that (x) subject to the provisions of Section 7.3 of the Joaquin Lease, Tenant will construct certain improvements and alterations within the Revised Joaquin Premises (the "Tenant Construction") and (y) the Tenant Construction will cause certain noise, vibration, dust and disruption to Landlord's business within and about the Joaquin Premises and Landlord waives any claims for damages arising from interference with Landlord's business operations and like matters arising from Tenant's Construction, provided that Tenant shall use commercially reasonable efforts to minimize such noise, vibration, dust and disruption. If Landlord fails to complete the Demising Wall by February 15, 2002, then unless


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         such delay is caused by (a) Tenant's construction of its alterations and improvements within the Joaquin Revised Premises (including, without limitation, the MDF as defined in Section 2.8 below) which unreasonably interferes with Landlord's construction of the Demising Wall or (b) any other act, omission or request by Tenant or any of Tenant's employees, agents, contractors or subcontractors which unreasonably interferes with or delays Landlord's ability to timely complete the Demising Wall, the Vacation and Surrender Date (as defined in that certain Termination of Lease Agreement for the Plymouth Lease of even date herewith) shall be extended on a day-by-day basis beyond February 28, 2002 (without payment of any rent, fee or other charge by Tenant under the Termination of Lease Agreement for the Plymouth Lease) for each day of delay in Landlord's completion of the Demising Wall beyond February 15, 2001. If Landlord's construction of the Demising Wall or installation of the Added HVAC Work (as defined in Section 2.8) unreasonably interferes with or delays Tenant's ability to timely complete its Tenant Construction, then Monthly Base Rent and Additional Rent under the Joaquin Lease shall be abated on a day-to-day basis for each day of such delay in Tenant's completion of the Tenant Construction."

                  2.2 Monthly Base Rent. Item 8 of the Basic Lease Provisions of the Joaquin Lease and Exhibit B to the Joaquin Lease are hereby deleted in their entirety and the following Item 6 is inserted in their place:

         "The following Monthly Base Rent for the Revised Joaquin Premises shall be payable on a triple net basis pursuant to Section 3.1 below: (a) For the period from January 1, 2002 until December 31, 2002, $40,000 per month; (b) for the period from January 1, 2003 until December 31, 2003, $42,000 per month; and (c) for the period from January 1, 2004 until the February 28, 2005 Expiration Date, $44,000 per month."

                  2.3 Additional Rent.

                  2.3.1 Section 1.6 of the Lease is deleted in its entirety.

                  2.3.2 Section 3.3 of the Lease is deleted in its entirety and the following Section 3.3 is inserted in its place:

         "Additional Rent In addition to the Monthly Base Rent reserved in
         Section 3.1 above, Tenant shall pay to Landlord as additional rent an amount equal to (i) $10,500 per month during the 2002 calendar year,
         (ii) $11,000 per month during the 2003 calendar year and (iii) $11,500 per month during the 2004 calendar year and through February 28, 2005 (each such payment, an "Additional Rent Payment"; collectively the "Additional Rent Payments"). One half (50%) of each Additional Rent Payment shall be reconciled by Landlord on an annual basis to reflect any actual changes in the rates charged for gas, electric or water services, with Tenant reimbursing Landlord for any underpayment within ten (10) business days of receipt of Landlord's reconciliation and Landlord crediting any overpayment by Tenant to Additional Rent Payments next coming due. Notwithstanding anything to the contrary in this Lease, except for (a) Monthly Base Rent, (b) Additional Rent Payments set forth above and (c) Tenant's obligations under Articles 6, 9, 12, 15, 19, 25 and 45 of the Joaquin Lease, Tenant shall not be obligated to pay or reimburse Landlord any amount whatsoever under this Lease, including, without limitation, under Section 10.2 below."


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                  2.4 Letter of Credit as Security. The second and third
sentences of Section 4.1 of the Joaquin Lease are deleted in their entirety and the following sentences are inserted in their place:

         "The face amount of the Joaquin Letter of Credit shall be reduced to Three Hundred Sixty Thousand Dollars ($360,000) on January 1, 2002. There shall be no further reduction in the face amount of the Letter of Credit from and after January 1, 2002. Landlord and Tenant shall act reasonably and in good faith with one another and with Wells Fargo Bank to effect the foregoing reduction in the face amount of the Letter of Credit."

                  2.5 Additional Alterations. The following paragraph is added at the end of Section 7.3 of the Lease:

         "Subject to Tenant's compliance with all of the terms and provisions of Lease including, without limitation, Section 7.3 thereof, Landlord agrees that Tenant shall be allowed to construct showers and its MDF data center solely within the Revised Joaquin Premises, all at Tenant's sole cost and expense. Landlord agrees that, notwithstanding any other provision in the Joaquin Lease to the contrary, Tenant shall not be obligated to restore any portion of the Revised Joaquin Premises to the condition in which it existed prior to the construction of such alterations, and that Tenant may leave such alterations in the Revised Joaquin Premises upon the expiration of the Term or earlier termination of the Joaquin Lease in the condition required by Article 45 of the Joaquin Lease. Landlord acknowledges and agrees that Landlord, its employees, invitees, agents, contractors, lessees, sublessees, successors and assigns shall not be allowed to use the showers or any other alterations constructed by Tenant within in the Revised Joaquin Premises."

                  2.6 Signs. The following sentence is added at the end of
Section 8.3 of the Lease:

         "Subject to the provisions of Section 8.3 of the Joaquin Lease, Tenant shall have the right to install (i) a sign on the exterior street signage for the 1010 Joaquin Road building, (ii) a monument sign on the 1010 Joaquin Road building and (iii) signage in the first floor lobby of the 1010 Joaquin Road building."

                  2.7 Use of Corporate Auditorium. The following paragraph is added as new Article 49 to the Lease:

         "Landlord hereby agrees to allow Tenant, at no additional cost to Tenant (except as set forth in the last sentence of this paragraph), to use Landlord's corporate


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         auditorium located in the 1950 Charleston Road Building, Mountain View,
         California for a maximum of two (2) hours on each of one (1) day in each calendar quarter during the Term. Tenant acknowledges that Tenant will be required to schedule use of the auditorium space in advance, and that Tenant's use on any particular date shall be subject to the then availability of the auditorium. Landlord will provide the name, e-mail address and phone number of the appropriate contact person with whom Tenant may reserve use of the auditorium space. On days when
         Tenant has scheduled use of the auditorium space, Landlord agrees that Tenant, at Tenant's sole cost and expense, shall have the right to use Landlord's in-house catering service to provide coffee, softdrinks, beverages, cookies and snacks for Tenant's meeting in the auditorium; provided, however, that Tenant shall have no right to use Landlord's cafeteria nor have any meals served in the auditorium."

                  2.8 Added HVAC Work. As part of the relocation of Tenant's business operations to the Revised Joaquin Premises, Tenant, at Tenant's sole cost and expense and subject to all of the terms and conditions of the Joaquin Lease, including, without limitation, Section 7.3 thereof, will be constructing, installing and equipping a new Main Distribution Facility room (the "MDF") in the Revised Joaquin Premises. In connection with Tenant's installation of its MDF, Tenant has requested that Landlord construct and install improvements to provide the MDF, as constructed by Tenant, with an additional Fifteen (15) Tons of air conditioning (the "Added HVAC Work"), all at Tenant's sole cost and expense and in accordance with the provisions of this Section 2.8 and the terms and conditions of the Joaquin Lease. Landlord is currently obtaining bids for the Added HVAC Work from certain contractors selected by Landlord. Upon receipt of at least two (2) written bids from Landlord's contractors for the Added HVAC Work, Landlord shall provide such bids to Tenant, and Landlord and Tenant shall, each acting in good faith and within two (2) business days following delivery of such bids to Tenant, jointly agree upon and accept one of such bids for the Added HVAC Work. Landlord, at Tenant's sole cost and expense, shall cause the Added HVAC Work to be installed for Tenant's MDF. Landlord shall exercise commercially reasonable efforts to complete the Added HVAC Work on or before January 31, 2002. If Landlord fails to complete the Added HVAC Work by February 15, 2002 then, unless such delay is caused by a Tenant Delay (defined below), the Vacation and Surrender Date (as defined in Section 2.1 above) shall be extended on a day-by-day basis beyond February 28, 2002 (without payment of any rent, fee or other charge by Tenant under the Termination of Lease Agreement for the Plymouth Premises) for each day of delay in Landlord's completion of the Added HVAC Work beyond February 15, 2001; provided that the foregoing delay days, if any, shall not be aggregated with delay days, if any, arising from Landlord's failure to timely complete construction of the Demising Wall as set forth in Section 2.1 above. If such delay is caused by a Tenant Delay, there shall be no extension of the Vacation and Surrender Date beyond February 28, 2002. As used herein, "Tenant Delay" shall mean and include (i) Tenant's failure to approve a bid for the Added HVAC Work within the two (2) business day period referred to above, (ii) Tenant's failure to complete its MDF in sufficient time to permit Landlord to timely install the Added HVAC Work for the MDF, (iii) delays caused by Tenant's construction of its alterations and improvements within the Revised Joaquin Premises which unreasonably interferes with


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Landlord's installation of the Added HVAC Work or (iv) any other act, omission or request by Tenant or any of Tenant's employees, agents, contractors or subcontractors which unreasonably interferes with or delays Landlord's ability to timely complete the installation of the Added HVAC Work. Tenant shall reimburse Landlord for the cost of the Added HVAC Work within ten (10) business days of Tenant's receipt of the invoice therefor from Landlord. Tenant shall notify Landlord within ten (10) business days following Landlord's completion of the Added HVAC Work if the Added HVAC Work is not, in Tenant's reasonable judgment, providing Fifteen (15) tons of air conditioning to the MDF, in which event Landlord shall cause the contractor which performed the Added HVAC Work to correct the Added HVAC Work to provide Fifteen (15) tons of air conditioning. Except for Landlord's covenant in the immediately preceding sentence to cause the Added HVAC Work to provide Fifteen (15) tons of air conditioning, Tenant acknowledges and agrees Landlord has made no covenants, representations or warranties of any kind or nature whatsoever to Tenant with respect to the adequacy or sufficiency of the Added HVAC Work for Tenant's MDF, whether the Added HVAC Work will cool and/or adequately control the temperature within the MDF or be otherwise suitable or fit for Tenant's intended business and technological purposes in its MDF or otherwise. If Tenant fails to notify Landlord within the ten (10) business day period set forth above that the Added HVAC Work is not providing Fifteen (15) tons of air conditioning to the MDF, then the Added HVAC Work shall be deemed for all purposes to be providing Fifteen (15) tons of additional air conditioning.

                  2.9 Halon Work. As part of the relocation of Tenant's business operations to the Revised Joaquin Premises, Tenant, at Tenant's sole cost and expense and subject to all of the terms and conditions of the Lease, including, without limitation, Section 7.3 thereof, will be constructing and installing within the MDF a new halon fire suppression system or similar system ("Halon Work"). Tenant, at Tenant's sole cost and expense, shall obtain all permits and approvals for the Halon Work and shall comply with all applicable federal, state, county and municipal rules, regulations, codes and ordinances relating thereto. Notwithstanding the provisions of Article 6 of the Joaquin Lease, Tenant, at Tenant's sole cost and expense, shall be responsible for repairing and maintaining the Halon System during the entire term of the Joaquin Lease. Tenant's installation of its Halon Work shall not adversely affect the sprinkler and life safety systems in the Joaquin Building. Tenant shall reimburse to Landlord within ten (10) business days of receipt of an invoice therefor the cost to Landlord of any modifications or alterations required to be made by Landlord to the sprinkler and life safety systems in the Joaquin Building by reason of Tenant's installation of its Halon System.

                  2.10 Security. Section 10.1.6 of the Lease is deleted in its entirety and the following Section 10.1.6 is inserted in its place:

         "10.1.6 Security Services. Landlord shall provide substantially similar security services for the Premises as Landlord provides for its own premises within the 1010 Joaquin Road Building including monitoring ingress and egress to and from the Premises."


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                  2.11 Beverages. The following Section 10.1.7 is hereby
inserted immediately following Section 10.1.6 of the Lease:

         "10.1.7. Beverages. Landlord shall provide to Tenant and its employees and invitees, at no cost to Tenant, access to complimentary beverages including dispensed water, soda foundations, coffee and tea."

                  2.12 Plymouth Lease. All references to the Plymouth Lease and the Plymouth Premises are hereby deleted from the Joaquin Lease.

                  3. Mechanics Liens. Tenant acknowledges and agrees that Tenant's covenants and agreements in Section 7.4 of the Joaquin Lease shall survive the expiration date or earlier termination of the Joaquin Lease.

                  4. Authority of Parties; No Mortgage. Tenant does hereby covenant, represent and warrant that (i) Tenant is a duly authorized and existing corporation; (ii) Tenant is qualified to do business in the State of California and is in good standing in the jurisdiction of its formation; (iii) Tenant has full right and authority to enter into this Agreement; (iv) each person signing on behalf of the corporation was authorized to do so; (v) Tenant has not made any assignment, sublease, transfer or other disposition of its interest in the Premises or under the Joaquin Lease; and (vi) the Agreement is valid and legally binding on Tenant. Landlord does hereby covenant, represent and warrant that (i) Landlord is a duly authorized and existing corporation;
(ii) Landlord is qualified to do business in the State of California and is in good standing in the jurisdiction of its formation; (iii) Landlord has full right and authority to enter into this Agreement; (iv) each person signing on behalf of the corporation was authorized to do so; (v) Landlord has not made any assignment, lease, transfer, conveyance or other disposition of its interest in the Premises or under the Joaquin Lease; and (vi) the Agreement is valid and legally binding on Landlord. Landlord further represents and warrants that its fee interest in the 1010 Joaquin Road building is not encumbered by any mortgage or deed of trust.

                  5. Attorney's Fees. If either party commences an action against the other party arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other.

                  6. Severability. If any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

                  7. Notices. All notices, demands or other communications given pursuant to this Agreement shall be in writing and shall be deemed given if given in the manner specified in Article 23 of the Joaquin Lease.

                  8. Binding Agreement. All provisions contained in this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of Landlord and Tenant.


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                  9. Governing Law; Interpretation. This Agreement shall be
interpreted under the laws of California. The Section and subsection captions are for the convenient reference of the parties only and are not intended to and shall not be deemed to modify the interpretation of the Section or subsection from that which is indicated by the text of the Section or subsection alone. This Agreement is the product of negotiation between the parties and their respective counsel, and the parties agree that it shall be interpreted in accordance with its fair and apparent meaning and not for or against either party. All of the representations, warranties and indemnities contained in this Agreement shall survive indefinitely the termination of the Joaquin Lease and the performance of this Agreement.

                  10. Merger; Amendment. This Agreement (together with the Joaquin Lease, as amended hereby) sets forth the entire agreement between the parties with respect to the subject matter hereof and all prior negotiations or agreements, whether oral or written, are superseded and merged herein. This Agreement may not be altered or amended except by a writing duly authorized and executed by the party against whom enforcement is sought. Except as amended, modified or terminated hereby, the Joaquin Lease shall remain in full force and effect in accordance with its terms.

                  11. Counterparts; Facsimile. This Agreement may be executed in multiple counterparts, which together shall constitute an original Agreement. The signature of either party hereto sent to the other via facsimile shall constitute the valid execution and delivery of this Agreement by such party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                         [SIGNATURE BLOCK ON NEXT PAGE]


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                                Landlord:



                                ALZA CORPORATION,
                                a Delaware Corporation

                                By:      /s/ Jannel Wissel
                                     ------------------------------
                                Name:    Jannel Wissel
                                     ---------------------------------------
                                Its:     Sr. VP, Operations
                                    ----------------------------------------


                                Tenant


                               VENTRO CORPORATION,
                                A Delaware corporation


                                By:      /s/ David W. Zechnich
                                     ------------------------------
                                         DAVID W. ZECHNICH
                                         CHIEF FINANCIAL OFFICER


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